Ability to Trade U.S. Concrete, Inc. Class A and Class B Warrants

HOUSTON, TX -- (Marketwire - December 27, 2010) - U.S. Concrete, Inc. (OTCBB: USCR) provided clarification regarding the ability to trade the Company's Class A and Class B warrants. As stated in Section 41(e) of the Order Confirming the Joint Plan of Reorganization of U.S. Concrete, Inc.:

"[p]ursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the... New Warrants and New Equity deliverable upon exercise of the New Warrants... shall be exempt, to the maximum extent permitted by law, from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, the... New Warrants shall be freely tradable in the U.S. by recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents."

Therefore, both classes of warrants are freely tradable by holders who are not affiliates of the Company without the need for registration of any sale transactions by the Company with the Securities and Exchange Commission. You should seek professional advice concerning whether you would be considered an affiliate of the Company before engaging in any unregistered sale transactions. Contact your broker or other investment professional for specific procedures related to trading the warrants.

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 101 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2009 (including acquired volumes), these plant facilities produced approximately 4.0 million cubic yards of ready-mixed concrete and 3.0 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

Contacts:
Jim Lewis
CFO
U.S. Concrete, Inc.
713-499-6222